Exhibit 10.77

EQUITY ADMINISTRATION AGREEMENT

by and between

ING GROEP N.V.

and

ING U.S., INC.

Dated as of [—], 2013

EQUITY ADMINISTRATION AGREEMENT

THIS EQUITY ADMINISTRATION AGREEMENT (the “Agreement”), dated as of [—], 2013, is by and between ING Groep N.V., a Netherlands corporation (“Group”), and ING U.S., Inc., a Delaware corporation and wholly owned subsidiary of Group (“ING U.S.,” and, together with Group, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of Group has determined that it is in the best interests of Group to take steps to divest the business of ING U.S. into an independent public company, in accordance with that certain shareholder agreement between Group and ING U.S. dated as of [—], 2013 (the “Shareholder Agreement”); and

WHEREAS, Group and ING U.S. have agreed to enter into this Agreement for the purposes of setting forth certain responsibilities of each with respect to the administration of certain employee equity compensation plans, programs and arrangements.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement and shall include any exhibits hereto and all amendments made hereto from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Former Group Employee” means any former employee of any member of the ING Group. Any individual who is an employee of any member of the ING U.S. Group on the ING U.S. IPO Date or a Former ING U.S. Employee shall not be a Former Group Employee.

“Former ING U.S. Employee” means any former employee of any member of the ING U.S. Group. Any individual who is an employee of any member of the ING Group on the ING U.S. IPO Date or a Former Group Employee shall not be a Former ING U.S. Employee.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE or other regulatory, administrative or governmental authority.

“Group” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Group Common Stock” shall mean Ordinary Shares of Group and American Depositary Shares evidenced by American Depositary Receipts with respect thereto.

“Group Employee” means any individual who, immediately following the ING U.S. IPO Date, will be employed by Group or any member of the ING Group in a capacity considered by Group to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave and other approved leaves).

“Group Equity Compensation Award” means, collectively, all outstanding equity compensation awards held by ING U.S. Employees and Former ING U.S. Employees under the Group Share Plans, including, but not limited to, stock options, deferred or restricted stock/unit and performance shares or units. After any Group Equity Compensation Award is equitably converted, as described in Section 3.2(b) of this Agreement, it shall no longer be considered a Group Equity Compensation Award.

“Group Options” means options over Group Common Stock held by ING U.S. Employees and Former ING U.S. Employees.

“GSOP” means the ING Group Standard Share Option Plan.

“Group Share Plans” means, collectively, the GSOP, LEO, LSPP and any other stock option or stock incentive compensation plan or arrangement, including equity award agreements, maintained by Group before the ING U.S. IPO Date for employees, officers or non-employee directors of Group or its Subsidiaries, as amended.

“Information” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.

“ING Group” means, as of the ING U.S. IPO Date, Group and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The ING Group shall not include any member of the ING U.S. Group.

“ING U.S.” shall have the meaning ascribed thereto in the preamble to this Agreement.

“ING U.S. Common Stock” means, as of the ING U.S. IPO Date, shares of common stock of ING U.S.

“ING U.S. Employee” means any individual who, immediately following the ING U.S. IPO Date, will be employed by ING U.S. or any member of the ING U.S. Group in a capacity considered by ING U.S. to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“ING U.S. Equity Compensation Awards” means, collectively, (1) all outstanding equity compensation awards held by ING U.S. Employees under the ING U.S. Share Plans, including, but not limited to, stock options, deferred or restricted stock/unit and performance shares or units granted by ING U.S. on or after the ING U.S. IPO Date and (2) all Group Equity Compensation Awards after they are equitably converted, as described in Section 3.2(b) of this Agreement.

“ING U.S. Group” means, as of the ING U.S. IPO Date, ING U.S. and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such ING U.S. Group from time to time thereafter. For purposes of this Agreement, following the ING U.S. IPO Date, the ING U.S. Group shall not include any member of the ING Group.

“ING U.S. IPO” means an initial public offering of ING U.S. Common Stock.

“ING U.S. IPO Date” means the date upon which the initial public offering of ING U.S. Common Stock becomes effective.

“ING U.S. Share Plans” means, collectively, the 2013 Omnibus Employee Incentive Plan, the 2013 Omnibus Non-Employee Director Incentive Plan and any other stock option or stock-based incentive compensation plan or arrangement, including equity award agreements, maintained by ING U.S. on or after the ING U.S. IPO Date for employees, officers or non-employee directors of ING U.S. or its Subsidiaries, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Law” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the U.S., any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Legacy ING U.S. Awards” shall have the meaning ascribed thereto in Section 3.2(b)(ii) of this Agreement.

“LEO” means the ING Group Long Term Equity Ownership Plan.

“Liabilities” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators and costs related thereto or to the investigation or defense thereof.

“Loss” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.

“LSPP” means the ING Group Long-Term Sustainable Performance Plan.

“NYSE” means the New York Stock Exchange, Inc.

“Party” and “Parties” shall have the meanings ascribed thereto in the preamble to this Agreement.

“Subsidiary” has the same meaning as provided in the Shareholder Agreement.

“Supervisory Board” means the Supervisory Board of Group.

“Trade Sale” means a sale by Group of more than 50% of ING U.S.’s common stock, to a single buyer that is not affiliated with Group, or to a group of buyers acting together each of which is not affiliated with Group, by way of acquisition, merger, consolidation, share exchange or a similar transaction. A merger, consolidation, share exchange or similar transaction in which Group owns 50% or more of the equity capital of the surviving entity shall not be deemed to be a Trade Sale.

Section 1.2 General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Reimbursement of Group. From time to time after the ING U.S. IPO, ING U.S. shall promptly reimburse Group, upon Group’s presentation of such substantiating documentation as ING U.S. shall reasonably request, for the cost of any Liabilities satisfied by Group that are, or that have been made pursuant to this Agreement, the responsibility of ING U.S. or any of its Subsidiaries. Where applicable, such payment shall be calculated in a manner consistent with past practice.

Section 2.2 Reimbursement of ING U.S.. From time to time after the ING U.S. IPO, Group shall promptly reimburse ING U.S., upon ING U.S.’s presentation of such substantiating documentation as Group shall reasonably request, for the cost of any Liabilities satisfied by ING U.S. or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of Group or any of its Subsidiaries. Where applicable, such payment shall be calculated in a manner consistent with past practice.

ARTICLE III

EQUITY COMPENSATION

Section 3.1 Equity Compensation. The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith and act promptly to provide all Information and take all other actions reasonably necessary or appropriate for the administration and conversion of Group Equity Compensation Awards, including the obtainment by Group of any necessary consents from the Supervisory Board, and to coordinate the tax treatment of such Group Equity Compensation Awards as set forth in this Article III.

Section 3.2 Group Equity Compensation Awards.

(a) Continuation of Arrangements. The Parties agree that, except to the extent explicitly set forth herein or otherwise mutually agreed in writing, the administrative and financial practices that the Parties have historically followed with respect to equity compensation awards issued under Group Share Plans and held by employees, former employees or retirees of ING U.S. (including, without limitation, the sharing of information necessary to enable the Parties to administer such awards and the cash flows and other financial arrangements in connection with the vesting or exercise of awards, and the payment of cash or delivery or sale of shares, as applicable, by or between the Parties, or to employees of ING U.S., and related tax withholding and reimbursements, including with respect to ING U.S. Employees who received equity compensation awards issued under Group Share Plans while such ING U.S. Employees were expatriate employees, the continuation of the ING Group Net Pay Policy), shall, with respect to Group Equity Compensation Awards, continue to be followed until such awards have vested and been delivered or paid out or have been terminated in accordance with their terms.

(b) Treatment of Outstanding Group Equity Compensation Awards.

(i) New LSPP Awards. Group Equity Compensation Awards granted during or after March 2013 under the LSPP will, on the ING U.S. IPO Date, automatically convert, in accordance with their terms, into a comparable award over ING U.S. Common Stock to be granted under the 2013 Omnibus Employee Incentive Plan.

(ii) Legacy ING U.S. Awards. Except as set forth in clause (iii) or clause (iv) below, Group Equity Compensation Awards granted before March 2013 under the LSPP, LEO or GSOP (“Legacy ING U.S. Awards”) will remain outstanding after the ING U.S. IPO Date in accordance with their terms, and Group will give each ING U.S. Employee full credit for service to ING U.S. or any of its Subsidiaries following the ING U.S. IPO Date for purposes of vesting under the Legacy ING U.S. Awards, in accordance with Section 3.2(c) of this Agreement, notwithstanding any reduction of Group’s ownership of ING U.S. common stock below 70%, 50.1% or any other applicable threshold, and such awards will otherwise remain subject in all instances to their original terms.

(iii) Legacy LSPP Awards. If, on or after the ING U.S. IPO Date, Group ceases to own (directly or indirectly) at least 50.1% of the voting stock of ING U.S., other than as a result of a Trade Sale, Group, in its discretion, may convert any outstanding Group Equity Compensation Awards granted before March 2013 under the LSPP into comparable awards over ING U.S. Common Stock if Group, in its discretion, determines that the ING U.S. Common Stock price reflects anticipated improvement in ING U.S.’s operating return on equity, and if Group and ING U.S. mutually agree on the price or conversion ratio and other terms applicable to the conversion..

(iv) Trade Sale. In the event of a Trade Sale, the treatment of all Group Equity Compensation Awards that are outstanding at the time of the closing of such Trade sale shall be determined in accordance with the plan documents governing the LSPP, LEO or GSOP, as applicable, and the terms and conditions of applicable award agreements.

(c) Service Credit. Group agrees to give each ING U.S. Employee full credit for service to ING U.S. or any of its Subsidiaries following the ING U.S. IPO, for the period during which such ING U.S. Employee remains employed by ING U.S. or any of its Subsidiaries, for purposes of vesting under any Group Equity Compensation Awards that are outstanding as of the ING U.S. IPO Date. In addition, Group agrees that in the event the ING U.S. IPO or any secondary offering or sale of ING U.S. Common Stock (other than a Trade Sale) shall be deemed to constitute a termination of an ING U.S. Employee’s employment under the terms of any Group Equity Compensation Award, such ING U.S. IPO or secondary offering shall not constitute such a termination of employment to the extent and for the period during which such ING U.S. Employee remains employed by ING U.S. or any of its Subsidiaries.

(d) Administration and Other Matters. The Parties agree that Group will continue to administer the Group Equity Compensation Awards in accordance with past practice and this Agreement, the existing arrangements with respect to reimbursement of Group expenses associated with Group Equity Compensation Awards held by any ING U.S. Employee and Former ING U.S. Employee will be maintained (except as otherwise specifically provided in this Agreement) and ING U.S. shall cooperate with Group in good faith and act promptly to provide all Information (including, but not limited to Information to update the employment status of any ING U.S. Employee) and take all other actions reasonably necessary or appropriate to assist Group in carrying out its administrative tasks with respect to Group Equity Compensation Awards. The Parties agree that ING U.S. shall be responsible for reimbursing Group for the incremental cost to Group of any mutually agreed conversion of Group Equity Compensation Awards pursuant to this Section 3.2.

Section 3.3 Taxes and Withholding. With respect to equity compensation awards under the Group Share Plans held by individuals who are Group Employees or Former Group Employees at the time such equity compensation awards become taxable, Group shall claim any federal, state and/or local tax deductions after the ING U.S. IPO Date, and ING U.S. shall not claim such deductions. With respect to the Group Equity Compensation Awards held by any individuals who are ING U.S. Employees or Former ING U.S. Employees at the time such Group Equity Compensation Awards become taxable, ING U.S. shall claim any federal, state and/or local tax deductions after the ING U.S. IPO Date and Group shall not claim such deductions. If either Group or ING U.S. determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to Group or ING U.S. pursuant to this Section 3.3 will instead be available only to the other party (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both parties will negotiate in good faith to resolve the issue in accordance with the following principle. The party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 3.3. Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.

Section 3.4 ING U.S. Equity Compensation Awards. The Parties agree that ING U.S. will administer the ING U.S. Equity Compensation Awards, and Group shall cooperate with ING U.S. in good faith and act promptly to provide all Information requested by ING U.S. to assist ING U.S. in carrying out its administrative tasks with respect to ING U.S. Equity Compensation Awards. ING U.S. shall claim any federal, state and/or local tax deductions with respect to any ING U.S. Equity Compensation Awards, and Group shall not claim such deductions.

Section 3.5 Cooperation. In addition to any cooperation principles governed by Article IV, if, after the ING U.S. IPO Date, Group or ING U.S. identify an administrative error in the individuals identified as holding Group Equity Compensation Awards, the amount of Group Equity Compensation Awards so held, the vesting level of such Group Equity Compensation

Awards, or any other similar error, Group and ING U.S. shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and Group and ING U.S. in the position in which they would have been had the error not occurred. Each of the Parties shall establish an appropriate administration system in order to handle, in an orderly manner, exercises of Group Options and the settlement of any deferred or restricted stock/unit and performance shares or unit awards over Group Common Stock. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment Information on regular timetables and make certain that each applicable entity’s data and records with respect to Group Equity Compensation Awards and ING U.S. Equity Compensation Awards are correct and updated on a timely basis. The foregoing shall include employment status and Information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Securities Exchange Act of 1934 and other applicable Laws.

Section 3.6 SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the Group Equity Compensation Awards and the ING U.S. Equity Compensation Awards to the extent any such registration statement is required by applicable Law.

Section 3.7 Savings Clause. The Parties hereby acknowledge that the provisions of this Article III are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE IV

GENERAL AND ADMINISTRATIVE

Section 4.1 Sharing of Information. Group and ING U.S. (acting directly or through their respective Subsidiaries) shall promptly provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of the Group Share Plans and the ING U.S. Share Plans, timely respond to audit requests and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 4.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidential information and information handling provisions set forth in Sections 4.8 and 9.3 of the Shareholder Agreement.

Section 4.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to take promptly, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall be entitled to rely in good faith on Information provided by the other Party and the receiving Party shall not be responsible for any delays or liability arising from missing, delayed, incomplete, inaccurate or outdated Information and data which is provided by the other Party pursuant to this Agreement.

Section 4.3 No Third-Party Beneficiaries; No Right to Continued Employment. No provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any ING U.S. Employee or Group Employee under any Group Share Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any ING U.S. Employee, Former ING U.S. Employee, Group Employee or Former Group Employee, or any of their respective beneficiaries, dependents, alternate payees or surviving spouses) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any Group Employee, Former Group Employee, ING U.S. Employee or Former ING U.S. Employee, any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 4.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 4.5 Access to Employees. Following the ING U.S. IPO Date, Group and ING U.S. shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the ING Group and any member of the ING U.S. Group) to which any employee, director or Plan of the ING Group or ING U.S. Group is a party and which relates to their respective plans prior to the ING U.S. IPO Date.

ARTICLE V

MISCELLANEOUS

Section 5.1 Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 5.3 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Group:

ING Group

IH 08.332

Amstelveenseweg 500

1081 KL Amsterdam

The Netherlands

Attention: Hein Knaapen, Global Head of HR

Facsimile: +31 20 564 77 51

To ING U.S.:

ING U.S., Inc.

230 Park Avenue

13th Floor

New York, New York 10169

Attention: Bridget M. Healy, Chief Legal Officer

Facsimile: 212-309-8364

Section 5.4 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 5.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 5.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 5.7 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 5.8 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the ING U.S. IPO Date.

Section 5.9 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND WITHOUT REGARD TO ITS CHOICE OF LAWS PRINCIPLES.

Section 5.11 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 5.12 Specific Performance. From and after the ING U.S. IPO, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the ING U.S. IPO, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 5.13 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ING Groep, N.V.

By:
Name:
Title:

ING U.S., INC.

By:
Name:
Title:

Signature Page to Equity Administration Agreement